Exhibit 99.2

                                                                                                For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONS
AND GUIDANCE UPDATE

• Full year production guidance range increased to 108.5 to 112.5 BCFE

• Capital budget expanded based on positive results

• Permitting of wells in the North Dakota Bakken play announced

•	Assessed exposure to Haynesville shale acreage increased to 50,000 net acres

DENVER, May 1, 2008 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update of the Company’s significant operations and financial guidance.

During the first quarter of 2008, St. Mary participated in the completion of over 120 drilling and recompletion projects, not including coalbed methane operations.  The Company had between 13 and 15 rigs operating throughout the quarter.  The Company also invested approximately $53 million in the acquisition of proved and unproved oil and natural gas properties, the majority of which relates to Cotton Valley drilling inventory in East Texas.  Operations for 2008 are proceeding on or ahead of plan.  During the quarter the Company made progress in several key plays that are expected to generate further growth opportunities.

MANAGEMENT COMMENTS

Tony Best, President and CEO, commented, “I am pleased with the growth and performance of our inventory.  The Woodford shale in the Arkoma Basin, the Cotton Valley sand and Haynesville shale plays in the ArkLaTex, and the North Dakota Bakken are some of the most active and exciting areas in the oil and gas industry currently, and St. Mary has meaningful exposure to all of them.  Our operating teams are doing a great job managing our current assets, as demonstrated by lower per unit LOE in the first quarter and our increase to production guidance for the full year.  We continue to focus on expanding our inventory and executing on our business plan – we are off to a great start this year and I believe the outlook for the remainder of the year is bright.”

HORIZONTAL WOODFORD PROGRAM UPDATE

In the Woodford Shale, St. Mary continues to see positive results in the play.  Well results are improving and the Company’s costs to drill and complete operated wells are better than the costs of industry peers.  The average estimated ultimate recovery (EUR) for the last 10 operated wells with meaningful production data is 2.7 BCFE to 3.0 BCFE.  On the cost front, the Company’s three most recent wells were drilled and completed for between $4.0 and $4.4 million per well.  These wells had laterals approximately 3,600 feet in length and utilized the multistage fracture stimulations that are common throughout the play.  During the quarter, the Company announced that it was increasing budgeted capital investment in the Woodford shale by $20 million dollars, which allows for two rigs to run continuously throughout the year with a third rig operating periodically.

ARKLATEX REGION UPDATE

St. Mary continues to be active in its operated Cotton Valley program at Carthage Field in East Texas.  The Company’s second horizontal well in the program is currently drilling and targets the Taylor sand of the Cotton Valley formation.  The first horizontal well drilled by St. Mary, the Boise Southern 1-H (SM 98% WI), has averaged 4.0 MMCF per day with minimal decline for the last month.  As previously announced, St. Mary expects to drill 6 horizontal and 14 vertical wells at Carthage Field through the rest of the year utilizing a multi-rig program.   The Company plans to drill its first well on acreage from the previously announced bolt-on acquisition in the Carthage area in the second quarter.  St. Mary also continues to see encouraging results from its participation in both horizontal and vertical drilling and recompletion activities at Elm Grove Field in Bossier Parish, Louisiana.

Several operators have made comments recently regarding the potential of the Haynesville shale.  Most of those operators have discussed an area in northern Louisiana centered in Caddo, De Soto, and Bossier Parishes. St. Mary has previously disclosed that it owns roughly 10,000 net acres in this general area.  After conducting a more thorough review of its acreage position, the Company has determined that it is exposed to roughly 50,000 net acres with Haynesville shale potential throughout the broader ArkLaTex region.

NORTH DAKOTA BAKKEN ACTIVITY

St. Mary announces that it has permitted 22 wells in the North Dakota Bakken play, including 21 wells in the Powers Lake prospect area that straddles Mountrail and Burke Counties in North Dakota.  St. Mary has increased its leasehold in the North Dakota Bakken to approximately 37,000 net acres.  Activity in the play has been moving toward the Company’s land position and drilling activity is underway around our acreage.  The Company plans to drill two to three wells in the second half of 2008.

CAPITAL INVESTMENT UPDATE

The Company’s current capital investment budget by region for exploration and development activities is as follows:

Exploration & Development Capital
($ in millions)

ArkLaTex	$161
Mid-Continent	155
Permian	132
Rocky Mountain	130
Gulf Coast	83
TOTAL	$661

The budget above includes an additional $20 million in the Mid-Continent region for increased drilling in the horizontal Woodford shale in the Arkoma Basin, as well as additional capital for testing of the Pearsall shale in South Texas and additional leasehold in West Texas.

PERFORMANCE GUIDANCE UPDATE

The Company’s guidance for the second quarter and the full year of 2008 is as follows:

	2nd Quarter	Full Year
Oil and gas production	26.0 – 27.0 Bcfe	108.5 – 112.5 Bcfe
Lease operating expenses	$1.44 - $1.48/Mcfe	$1.40 - $1.45/Mcfe
Production taxes	$0.87 - $0.91/Mcfe	$0.84 - $0.88/Mcfe
General and administrative expense	$0.79 - $0.83/Mcfe	$0.80 - $0.84/Mcfe
Depreciation, depletion & amort.	$2.49 - $2.54/Mcfe	$2.53 - $2.58/Mcfe

Production – The increase in oil and gas production guidance for the full year is due to the planned increase in capital investment in the horizontal Woodford shale program, the previously announced bolt-on acquisitions in the Carthage Field in East Texas, and increased production from recently completed wells on our fee lands in South Louisiana and offshore Gulf Coast.   Offsetting these increases to the production forecast are reductions totaling approximately 1.0 BCFE related to minor divestitures in the Rocky Mountain and Gulf Coast regions that will impact the remainder of 2008.

There are no presumed production volumes from future acquisitions included in the guidance above.

Lease operating expenses – St. Mary is leaving full year lease operating expense guidance unchanged.  The previously disclosed divestiture of non-core properties in January of 2008 removed a number of properties that had higher operating and reworking cost structures than the remaining assets in the portfolio.  Management believes that it will continue to see benefits to St. Mary’s cost structure as a result of this divestiture through 2008.  Management also recognizes that there are a number of upward pressures to operating costs resulting from strong commodity prices and increased activity in the industry that could drive costs to the upper end of the guidance range.

General and administrative expense – The increase in general and administrative expense is the result of forecasted increases in expenditures that are strongly linked to profitability and commodity prices.  There also continues to be upward pressure on compensation related costs as a result of the highly competitive state of the industry.

Recognition of general and administrative expense will be weighted more heavily to the second half of 2008 as a result of timing changes related to the Company’s previously announced long-term Performance Share Plan.  Based on the expected timing of the initial awards, the expense will begin to be recognized in the second half of 2008 as opposed to being recognized over the full year as was initially forecasted.

Income Taxes – Realized and forecasted commodity prices are higher currently than when the Company’s initial financial guidance was issued on January 31, 2008.  As a result of these higher prices, St. Mary now expects cash taxes will comprise between 25% and 30% of income tax expense for the remainder of the year.  The Company estimates that its effective tax rate will be between 36% and 37% for the remainder of 2008.

Hedging Update – Below is an updated summary hedging schedule for the Company.  All the prices in the table below have been converted to a NYMEX equivalent for ease of comparison using current quality and transportation differentials.  The majority of the oil trades are settled against NYMEX.  The gas contracts have been executed to settle against regional delivery points that correspond with the Company’s production areas, thereby reducing basis risk.  For detailed schedules on the Company’s hedging program, please refer to the Form 10-Q for the period ended March 31, 2008, which is expected to be filed with the Securities and Exchange Commission on or about May 2, 2008.

Oil Swaps - NYMEX Equivalent			Oil Collars - NYMEX Equivalent

					Floor	Ceiling
	Bbls	$/Bbl		Bbls	$/Bbl	$/Bbl
2008			2008
Q2	546,000	$72.01	Q2	498,000	$57.08	$77.27
Q3	526,000	$72.19	Q3	514,000	$57.86	$78.08
Q4	466,000	$71.83	Q4	519,000	$58.19	$78.43
2009	1,570,000	$71.64	2009	1,526,000	$50.00	$67.31
2010	1,239,000	$66.47	2010	1,367,500	$50.00	$64.91
2011	1,032,000	$65.36	2011	1,236,000	$50.00	$63.70

Natural Gas Swaps - NYMEX Equivalent			Natural Gas Collars - NYMEX Equivalent

					Floor	Ceiling
	MMBTU	$/MMBTU		MMBTU	$/MMBTU	$/MMBTU
2008			2008
Q2	3,470,000	$8.55	Q2	1,820,000	$7.68	$10.83
Q3	5,230,000	$8.96	Q3	3,737,500	$8.49	$11.18
Q4	5,810,000	$9.72	Q4	3,957,500	$8.83	$11.46
2009	19,930,000	$9.14	2009	9,110,000	$6.86	$10.86
2010	8,370,000	$8.50	2010	7,825,000	$6.52	$8.81
2011	1,200,000	$7.68	2011	6,625,000	$6.21	$7.45

Natural Gas Liquid Swaps - Mont. Belvieu

	Bbls	$/Bbl
2008
Q2	170,738	$39.53
Q3	194,694	$39.28
Q4	219,004	$38.73
2009	638,159	$38.77
2010	8,021	$45.60
2011	1,129	$45.15

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the potential effects of increased levels of debt financing, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with our hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2007 Annual Report on Form 10-K/A filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

INFORMATION ABOUT RESERVES AND RESOURCES

The SEC permits oil and gas companies to disclose in their filings with the SEC only proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  St. Mary uses in this press release the term “EUR” (estimated ultimate recovery), which SEC guidelines prohibit from being included in filings with the SEC.  EUR means those quantities of petroleum which are estimated to be potentially recoverable from an accumulation, plus those quantities already produced therefrom.  Estimates of unproved reserves which may potentially be recoverable through additional drilling or recovery techniques are by their nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.  In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.